Exhibit (d)(17)(iii)

AMENDMENT TO INVESTMENT SUBADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

AQR CAPITAL MANAGEMENT, LLC

THIS AMENDMENT is made as of October 1, 2015 (the “Amendment”), to the Investment Subadvisory Agreement dated as of September 30, 2010 as amended from time to time (the “Agreement”), between Transamerica Asset Management, Inc. (“TAM”) and AQR Capital Management, LLC (the “Subadviser”), pursuant to which TAM has engaged the Subadviser to provide certain advisory services to the fund(s) and/or portfolio(s) listed on Schedule A to this Amendment (each, a “Fund”), each Fund a separate series of the Transamerica trust listed on Schedule A to this Amendment (each, a “Trust”). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

The following sections are hereby added to the Agreement:

Registration Statement Disclosures.

The Subadviser agrees, upon reasonable request of TAM, to as soon as reasonably practicable review future amendments or supplements to the Trust’s registration statement on Form N-1A that relate to the Subadviser or the Fund (the “Registration Statement”), (which will be filed with the SEC in the future) and represents and warrants that, as of the date of and during the effective period of any such future amendments or supplements to the Registration Statement, solely with respect to the disclosure respecting or relating to the Subadviser that the Subadviser has provided to the Trust or has otherwise reviewed and approved for inclusion in the Registration Statement, including any performance information the Subadviser provides specifically for use in the Registration Statement, and where such disclosure has not been modified, except as agreed to by the Parties, from the version provided or otherwise reviewed and approved by the Subadviser for inclusion in the Registration Statement, the Registration Statement does not contain any untrue statement of any material fact or omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading.

The Subadviser further agrees to notify TAM and the Trust as soon as reasonably practicable, provided the Subadviser is legally permitted to do so, of any statement about the Subadviser contained in any current Registration Statement provided by TAM to Subadviser that becomes untrue in any material respect or if such Registration Statement omits any statement of material fact respecting or relating to the Subadviser that is required to be stated therein or necessary to make the statements contained therein not misleading.

The Subadviser further agrees to notify TAM and the Trust as soon as reasonably practicable in the event that the Subadviser becomes aware that the principal investment strategy description for a Fund in any current Registration Statement provided by TAM to the Subadviser is inconsistent with the manner in which the Subadviser is managing the Fund in any material respect.

Further Assurances.

Each party agrees to perform such further acts and execute such further documents as are reasonably necessary to effectuate each party’s explicit responsibilities under this Agreement, including without limitation concerning the winding down or liquidation of any Fund investments.

The following paragraph shall be inserted as the first paragraph in Section 10 of the Agreement, entitled “Use of Name”:

10. Use of Name.

TAM and the Trust are authorized to use the name of the Subadviser and any marks, symbols or logos of the Subadviser in the Registration Statement, advertising or other materials relating to the Fund, provided such uses merely refer in accurate terms to the Subadviser’s appointment under this Agreement and/or the services provided by the Subadviser hereunder, or which are required by the SEC or any other regulatory body governing the activities of the Trust.

In all other respects, the Agreement is confirmed and remains in full force and effect.

The parties hereto have caused this Amendment to be executed as of the day and year first above mentioned.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Vice President and Chief Investment Officer, Advisory Services

AQR CAPITAL MANAGEMENT, LLC

By:	/s/ Nicole DonVito
Name:	Nicole DonVito
Title:	Senior Counsel & Head of Registered Products

Schedule A

Transamerica Funds

Transamerica Managed Futures Strategy

Transamerica Global Multifactor Macro